EXHIBIT 3(i)(1)


                              ARTICLES OF INCORPORATION

                                          OF

                               SPECTRUM RESOURCES, INC.


KNOW ALL MEN BY THESE PRESENTS:


      That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and we do hereby certify:

                                    I.

      The name of this corporation is SPECTRUM RESOURCES, INC.

                                    II.

      The resident agent of said corporation shall be Pacific Corporate Services, Inc., 7631 Bermuda Road, Las Vegas, NV 89123 and such other offices as may be determined by the By-Laws in and outside of the State of Nevada.

                                    III.

      The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

                                    IV.

      The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the incorporator signing these Articles is as follows:

       Gary Luttrell                                  #15 Rodeo, Unit 5
                                                      Sausalito, CA 94965

                                    V.

      The corporation is to have perpetual existence.

                                    VI.

      The total authorized capitalization of this Corporation shall be and is the sum of 50,000,000 shares Common stock at $.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

                                   VII.

      The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.


IN WITNESS WHEREOF, I have set my hand this 25th day of July, 1995.

                                                  /s/ Gary Luttrell
                                                  -----------------
                                                  Gary Luttrell



STATE OF CALIFORNIA)
                   )ss
COUNTY OF MARIN    )

On this 25th, day of July, 1995, before me, a notary public in and for said County and State, personally appeared Gary Luttrell, known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.
      IN WITNESS WHEREOF, I have set my hand and offered by official seal in said County and State the day and year in this Certificate first above written.


                                                   /s/ Susan Dupuis
                                                   ----------------
                                                   Notary Public